Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Third Quarter Ended June 30, 2025

McLean, VA, August 4, 2025: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third quarter ended June 30, 2025. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2025	March 31, 2025	Change	% Change
Total investment income	$21,657	$21,569	$88	0.4%
Total expenses, net of credits	(10,363)	(10,324)	(39)	0.4

Net investment income	11,294	11,245	49	0.4
Net investment income per common share	0.50	0.50	0.00	0.0
Cash distribution per common share	0.50	0.50	0.00	0.0
Net realized gain (loss)	(3,620)	7,706	(11,326)	NM
Net unrealized appreciation (depreciation)	15	(9,963)	9.978	NM
Net increase (decrease) in net assets resulting from operations	7,448	8,797	(1,349)	(15.3)
Weighted average yield on interest-bearing investments	12.8%	12.6%	0.2%	1.6
Total invested	$72,952	$45,595	$27,357	60.0
Total repayments and net proceeds	82,205	81,274	931	1.1

As of:	June 30, 2025	March 31, 2025	Change	% Change
Total investments, at fair value	$751,260	$762,636	$(11,376)	(1.5)%
Fair value, as a percent of cost	96.6%	96.6%	0.0%	0.0
Net asset value per common share	$21.25	$21.41	$(0.16)	(0.7)

NM – not meaningful

Third Fiscal Quarter 2025 Highlights:

•	Portfolio Activity: Invested $58.6 million in two new portfolio companies and $14.4 million in existing portfolio companies.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost.

•	Credit Facility: Increased the total commitment to $320.0 million and extended the revolving period end date to October 2027 and the final maturity to October 2029.

Third Fiscal Quarter 2025 Results:

Total investment income increased by $88 thousand, or 0.4%, for the quarter ended June 30, 2025, compared to the prior quarter ended March 31, 2025, driven primarily by a $0.6 million increase in other income, quarter over quarter, partially offset by a $0.5 million decrease in interest income. The increase in other income was driven by higher prepayment fees and dividend income compared to the prior quarter. Interest income decreased by $0.5 million, or 2.3%, quarter over quarter. The primary reason for the decrease was a decrease in the weighted average principal balance of our interest-bearing investment portfolio to $647.2 million during the quarter ended June 30, 2025 as compared to $682.6 million during the quarter ended March 31, 2025.

Total expenses were unchanged quarter over quarter. A decrease of $0.6 million in interest expense quarter over quarter was offset by a $0.5 million increase in the net base management and net incentive fees driven primarily by a reduction in the incentive fee credit quarter over quarter partially offset by higher investment banking fee credits to the base management fee from increased deal originations.

Net investment income for the quarter ended June 30, 2025 was $11.3 million, or $0.50 per share.

The net increase in net assets resulting from operations was $7.4 million, or $0.33 per share, for the quarter ended June 30, 2025, compared to $8.8 million, or $0.39 per share, for the quarter ended March 31, 2025. The current quarter increase in net assets resulting from operations was primarily driven by $11.3 million of net investment income, partially offset by $3.6 million of net realized loss recognized during the quarter.

Subsequent Events: Subsequent to June 30, 2025, the following significant events occurred:

•	Portfolio Activity:

•	In July 2025, our $3.7 million debt investment in 8th Avenue Food and Provisions, Inc. paid off at par.

•	In July 2025, we invested $25.0 million in MASSiv Brands, LLC through secured first lien debt.

•	In July 2025, we invested $15.0 million in Alsay, Inc. through secured second lien debt and preferred equity.

•	In July 2025, we invested $23.7 million in Snif-Snax, LLC through secured first lien debt and preferred equity.

•

In July 2025, we invested $13.0 million in a precision manufacturing business through secured first lien debt and common equity. We also extended this business a $4.0 million secured first lien line of credit commitment, which was unfunded at close.

•	In August 2025, we invested an additional $16.6 million in OCI, LLC, an existing portfolio company, through secured first lien debt and common equity.

•	Distributions and Dividends Declared:

•	In July 2025, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
July 21, 2025	July 31, 2025	$0.165
August 20, 2025	August 29, 2025	0.165
September 22, 2025	September 30, 2025	0.165

	Total for the Quarter	$0.495

Record Date	Payment Date	Distribution per Series A Preferred Stock
July 25, 2025	August 4, 2025	$0.130208
August 27, 2025	September 5, 2025	0.130208
September 24, 2025	October 3, 2025	0.130208

	Total for the Quarter	$0.390624

•

Comments from Gladstone Capital’s President, Bob Marcotte: “Over the past two quarters we have absorbed much of the anticipated surge in portfolio liquidity events and ended last quarter with a strong balance sheet and funding capacity. The underlying strength of our lower middle market deal focus was evident in the robust subsequent events fundings we reported and we are well on our way to growing the company’s investment portfolio to support shareholder distributions in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, August 5, 2025, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 12, 2025. To hear the replay, please dial (877) 660-6853 and use playback conference number 13754182. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2025, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.